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                                                                    EXHIBIT 99.1
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For Immediate Release:                      Contact: Andrew J. Hajducky III
May 28, 1997                                Chief Financial Officer
                                            (508) 684 - 3660



    CMG Announces Venture Dividend Program and First Venture Stock Dividend



Andover, MA--- CMG Information Services, Inc. (NASDAQ: CMGI) today announced a new venture dividend program in connection with its CMG@Ventures Internet investments and also announced the first dividend of venture investment stock
under the program.   CMG plans to dividend one share of Lycos, Inc. (NASDAQ:
LCOS) common stock on July 31, 1997 for every sixteen shares of CMG stock held by shareholders of record on June 5, 1997. Cash will be distributed in lieu of fractional shares of Lycos on a proportional basis based on the closing price of Lycos stock on June 5, 1997.

Additional information regarding Lycos is available from Lycos Investor Relations or from Lycos' web site at http:www.Lycos.com.

CMG@Ventures has invested a total of $3.7 million in Lycos, beginning in June, 1995, and holds approximately 59% of Lycos' total outstanding shares. The declaration of the distribution of the Lycos stock will result in the recognition of a one time gain in CMG's fourth quarter ended July 31, 1997, and is not expected to reduce the Company's ownership percentage in Lycos below 50% upon distribution.

The Lycos stock being dividended is freely tradable. The tax consequences for CMG shareholders of the dividend of Lycos stock will vary, and CMG assumes no liabilities for those tax consequences. Shareholders are urged to consult their own tax advisors.

As part of the Company's initiative to increase shareholder value, the venture dividend program is intended to share with CMG shareholders the financial benefits from the success of its CMG@Ventures Internet investments. Subject to restrictions on transfer, the program envisions distributing up to 10% of the stock held by CMG@Ventures upon an initial public offering by one of the companies in which it holds an investment. CMG may also announce from time to time other stock dividends in connection with its Internet investments. In the future the date of the record for such dividends will be the date of the announcement. Such dividends are subject to approval of CMG's Board of Directors and subject to holding requirements by regulatory agencies such as the SEC. As with any dividend program, it may be altered or discontinued at the discretion of the Company.

CMG Information Services, Inc. is a leading provider of direct marketing services, investing in and integrating advanced Internet, interactive media and database technologies. CMG@Ventures currently holds investments in eight companies, including Blaxxun Interactive, Inc., GeoCities, Ikonic Interactive, Inc., KOZ Inc., Lycos, Inc., Parable, LLC, Premiere Technologies, Inc., Silknet Software, Inc. and Vicinity Corporation.
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Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Act. Investors are cautioned that actual results could differ materially from those anticipated by such statements and are advised to consult CMG's current SEC filings for additional information concerning risk factors that affect the Company's business.